                                  EXHIBIT 99.5

Contact Information:

Coffin Communications Group                 Diodes Incorporated
15300 Ventura Boulevard, Suite 303          3050 E. Hillcrest Drive
Sherman Oaks, CA  91403                     Westlake Village CA 91362
(818) 789-0100                              (805) 446-4800
Crocker Coulson, Account Executive          Carl Wertz, Chief Financial Officer
crocker.coulson@coffincg.com

FOR IMMEDIATE RELEASE

Diodes Incorporated Retains Coffin Communications Group as Investor Relations Counsel

Westlake Village, California - June 6, 2000 - Diodes Incorporated (Amex: DIO), a leading manufacturer and supplier of high quality discrete semiconductors to the telecommunications, computing, electronics and automotive industries, announced today that it has retained Coffin Communications Group ("CCG") to implement and manage its investor relations program.

"These are exciting times for the Company," said C.H. Chen, President and CEO of Diodes. "Our last fiscal year has seen heavy investment in the expansion of our manufacturing facilities, bringing total planned expenditure on plant and equipment in Diodes-China to almost $40 million. With each successive expansion, we increase our ability to meet growing worldwide demand for our quality products."

"In the meantime," continued Mr. Chen, "we feel it is management's responsibility to enhance our communications with our stockholders. In order to make our current business conditions and strategic plans more clear to the investment community, CCG will be providing full-service investor relations for Diodes including strategic counsel, corporate communications, investor contact and targeted media relations."

One of the country's respected investor relations firms, CCG provides investor relations for over 30 publicly traded and private companies throughout the country, including The Right Start, Inc., Point of Sale, Ltd., Quality Systems, Inc., Mentor Corporation, North American Scientific and Exult, Inc. The full-service investor relations agency has expertise in representing companies in the Internet, high-tech, semiconductor, medical device, bio-tech and retail sectors and maintains its corporate headquarters in Sherman Oaks (Los Angeles). For further information, contact CCG directly, or visit its website at http://www.coffincg.com.

About Diodes Incorporated
Diodes, Inc. (Amex: DIO) is a leading manufacturer and supplier of high-quality discrete semiconductor products, primarily to manufacturers in the telecommunications, computer, electronics and automotive industry. The Company's Far East subsidiaries, Diodes-China and Diodes-Taiwan, manufacture products for sale to North America and Asia. Diodes-China focuses on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others, while Diodes-Taiwan focuses on products destined for a broad base of end products. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.